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                                                                    EXHIBIT 16.1



     March 3, 2000


     Securities and Exchange Commission
     Washington, D.C.  20549


     Ladies and Gentlemen:

     We have read Item 4 included in the attached Form 8-K dated February 22, 2000 of Professional Transportation Group Ltd., Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

     Very truly yours

     /s/ Arthur Andersen LLP